Exhibit 99.1

Innovative Photovoltaic Manufacturing Solutions	GT Solar International, Inc. 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A. Phone: +1 603 883 5200 Fax: +1 603 595 6993 Web: www.gtsolar.com

GT Solar International, Inc. Reports Results for Fiscal Year 2009 Third Quarter

Highlights:

•                  Revenue of $205.2 million

•                  Backlog  at $1.3 billion with new customer and installed base expansion

•                  Gross margin of 43.6%; operating margin at 34.6%

•                  Net income of $43.1 million or EPS of $0.30

MERRIMACK, N.H., February 3, 2009 — GT Solar International, Inc. (NASDAQ: SOLR) (“GT Solar”), a global provider of specialized equipment and technology for the solar power industry, today reported results for its fiscal year 2009 third quarter, which ended December 27, 2008.

Revenues for the third fiscal quarter totalled $205.2 million, up 46 percent from $140.2 million in the second fiscal quarter and compared with $14.7 million in the third quarter of fiscal year 2008. Revenues for the third fiscal quarter included $109.4 million in the photovoltaic (“PV”) segment of the business, which consists of Directional Solidification System (DSS) furnaces and related products, and $95.8 million in the polysilicon segment of the business, which consists of Chemical Vapor Deposition (CVD) reactors and related products. As anticipated, the third quarter revenues for the polysilicon segment included $91.5 million of revenue recognized from the first contract with DC Chemical.

Gross profit increased to $89.5 million, or 43.6 percent of revenues, compared to $1.7 million, or 11.8 percent of revenues in the third quarter of fiscal year 2008. Operating margin was 34.6 percent, compared to negative 60.4 percent in the third quarter of fiscal 2008. The company had net income of $43.1 million in the third quarter of fiscal 2009 versus a loss of $4.5 million for the same quarter of fiscal 2008. Earnings per share on a fully diluted basis were $0.30 versus a $0.03 loss for the same quarter last year.

At quarter’s end, the company’s backlog exceeded $1.3 billion with $493 million in the PV business and $837 million in the polysilicon business. Bookings for the quarter were $120.8 million. This included $63.0 million of bookings in the PV segment and $57.8 million in the polysilicon segment.

 “Our third quarter results reflect the resilience of our business model with strong revenue performance, excellent operating and gross margins, and solid profitability” said Tom Zarrella, GT Solar’s president and chief executive officer. “While we have seen an impact on some of our customers, whose ability to grow in the near term has been affected by the economic downturn, we continue to experience growth with a number of customers in both segments of our business. We are also encouraged by recent new customer additions, particularly by the interest we are seeing from new well-capitalized entrants in the solar industry.

“With our strong financial performance, healthy balance sheet and no debt, we believe that GT Solar is well-positioned to maintain its leadership position in the solar industry. Our industry is making progress in bringing solar power closer to parity with conventional energy sources and we continue to be a major force in that effort through our technology innovation, cost effectiveness and execution.”

Business Outlook

The company provided guidance on financial performance for the fourth quarter of fiscal 2009 ending March 28, 2009, for revenues in the range of $140 million — $170 million, with earnings per share of between $0.16 and $0.22 fully diluted. The company also updated its annual revenue guidance for the fiscal year ending March 28, 2009 to a range of $540 million to $570 million and its EPS guidance for the year to a range of $0.68 to $0.74.

Conference Call, Webcast

The company will host a live conference call and web-cast at 5:00 p.m. Eastern Time today with Tom Zarrella, president and chief executive officer, and Bob Woodbury, chief financial officer.

To listen to the conference call, callers in the United States and Canada may dial 1-877-741-4240. International callers may dial 1-719-325-4831. A link to the live audio web cast of the company’s earnings conference call may be found on the company’s investor website under ‘Events and Presentations’ at http://investor.gtsolar.com/.

A telephone replay will be available through February 16, 2009. To listen to the replay callers in the United States and Canada may dial 1-888-203-1112. International callers may dial 1-719-457-0820. The replay passcode is 5124396.

About GT Solar International, Inc.

GT Solar International, Inc. (NASDAQ: SOLR) is a leading global provider of specialized manufacturing equipment and services essential for the production of photovoltaic wafers, cells and modules and polysilicon utilized in the solar power industry. The company’s principal products are directional solidification systems and chemical vapor deposition reactors and related equipment.

Forward-Looking Statement

Some of the statements in this press release are forward looking in nature, including statements regarding availability of capital to fund growth initiatives, the Company’s future as a leading equipment and technology supplier for the global solar power industry, management’s expectations about costs of solar power, the Company’s new products and technologies and Company estimates for future periods with respect to revenues and earnings per share or other financial information.  These statements are based on management’s current expectations or beliefs.  These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements.  These factors may include the possibility that technological changes could render existing products or technologies obsolete, the Company’s inability to recognize actual revenue on contracts in its order backlog, the Company’s inability to protect its intellectual property rights, increased competition from other manufacturers of equipment for PV products, the impact of conditions in the credit markets and the economy on demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s Prospectus dated July 23, 2008 and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 24, 2008, and the statements under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed on November 7, 2008.  Statements in this press release should be evaluated in light of these important factors.  GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts:

Press	Investors/Analysts
Susan Vaillancourt	Bob Blair
susan.vaillancourt@gtsolar.com	bob.blair@gtsolar.com
603-589-3782	603-681-3869

GT Solar International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 27, 2008	March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$93,673	$54,839
Restricted cash and cash equivalents	27,617	164,028
Accounts receivable, net	83,507	62,407
Inventories	127,883	37,518
Deferred costs	160,862	105,154
Advances on inventory purchases	153,422	77,635
Deferred income taxes	68,995	29,684
Prepaid expenses and other current assets	4,372	6,625
Total current assets	720,331	537,890
Property, plant and equipment, net	17,631	10,433
Other assets	1,006	74
Intangible assets, net	6,709	9,024
Goodwill	42,600	43,190
Total assets	$788,277	$600,611
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$68,546	$37,992
Accrued expenses	22,163	16,725
Customer deposits	306,711	263,628
Deferred revenue	292,422	164,190
Accrued income taxes	23,718	22,316
Total current liabilities	713,560	504,851
Deferred income taxes	2,798	3,380
Other non-current liabilities	2,461	739
Total liabilities	718,819	508,970
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.01 par value, 500,000 shares authorized; 142,862 and 142,375 shares issued and outstanding as of December 27, 2008 and March 31, 2008, respectively	1,429	1,424
Additional paid-in capital	76,477	73,817
Accumulated other comprehensive (loss) income	(5,483)	5,584
Retained earnings (accumulated deficit)	(2,965)	10,816
Total stockholders’ equity	69,458	91,641
Total liabilities and stockholders’ equity	$788,277	$600,611

GT Solar International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27, 2008	December 31, 2007	December 27, 2008	December 31, 2007
Revenue	$205,209	$14,737	$402,483	$111,867
Cost of revenue	115,668	12,992	227,274	75,216
Gross profit	89,541	1,745	175,209	36,651
Operating expenses:
Research and development	5,328	3,122	13,193	6,051
Selling and marketing	5,638	1,502	14,466	7,766
General and administrative	6,812	5,248	22,936	14,118
Amortization of intangible assets	762	775	2,315	2,227
Total operating expenses	18,540	10,647	52,910	30,162
Income (loss) from operations	71,001	(8,902)	122,299	6,489
Other income (expense):
Interest income	563	1,749	4,533	5,107
Interest expense	(329)	(271)	(101)	(1,339)
Other income (expense), net	(1,341)	209	(4,440)	(1,042)
Income (loss) before income taxes	69,894	(7,215)	122,291	9,215
Provision (benefit) for income taxes	26,769	(2,756)	46,081	1,626
Net income (loss)	$43,125	$(4,459)	$76,210	$7,589
Income (loss) per share
Basic	$0.30	$(0.03)	$0.53	$0.05
Diluted	$0.30	$(0.03)	$0.52	$0.05
Dividend paid per common share	—	—	$0.632	—
Average number of common shares outstanding used for basic earnings per share	142,778	142,290	142,590	142,290
Dilutive common stock options and awards	1,264	—	1,883	1,954
Average number of common shares outstanding plus dilutive common stock options and awards	144,042	142,290	144,473	144,244